SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2006

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-51462	20-3174202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

13590 Ballantyne Corporate Place, Unit 325, Charlotte, North Carolina 28277

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (704) 341-1516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 26, 2006 Chelsea Therapeutics International, Ltd. (“Chelsea”) entered into an employment agreement with Dr. Simon Pedder to continue his employment as the Company’s President and Chief Executive Officer. The effective date of the agreement is May 1, 2006.

There are no family relationships between Dr. Pedder and any director or executive officer of Chelsea. Dr. Pedder has served as Chelsea’s President and Chief Executive Officer since April 2004. Except for the employment agreement as of May 1, 2006, the only transaction between Dr. Pedder and Chelsea is his prior employment agreement.

The employment agreement sets out the following basic terms between Chelsea and Dr. Pedder:

•	The term of Dr. Pedder’s employment is three years;

•	Dr. Pedder’s base salary is $360,000 per year;

•	Dr. Pedder is entitled to a guaranteed annual cash bonus of $50,000, subject to increase during his annual review;

•	Dr. Pedder is eligible for a discretionary bonus targeted at 50% of his annual salary upon achievement of corporate goals, which can be increased to up to 75% of his annual salary if corporate goals are exceeded or for exemplary performance;

•	Upon approval of the stockholders of an increase in number of shares of common stock reserved for issuance under Chelsea’s 2004 Stock Plan, Dr. Pedder is entitled to an initial option grant to purchase that number of shares of common stock to ensure that Dr. Pedder’s total ownership of Chelsea equals to five percent as of the effective date of the agreement;

•	Dr. Pedder is entitled to an annual option grant to purchase additional shares of common stock if the prior fiscal year’s corporate goals are achieved; and

•	Dr. Pedder agreed to non-compete and non-solicitation covenants during the course of and following termination of his employment.

The description of the employment agreement set forth above is not complete and is qualified in its entirety by reference to the agreement, which is attached as Exhibit 10.7 and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description of Document
10.7	Employment Agreement between Chelsea Therapeutics International, Ltd. and Dr. Simon Pedder, effective May 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Date: April 28, 2006	/s/ J. Nick Riehle
J. Nick Riehle, Chief Financial Officer